Exhibit 99.1

For Immediate Release	For additional information contact:

Jon M. Donnell or Terrence R. Thomas

(614) 356-5000

Dominion Homes Reports

Net Income for the Second Quarter of 2004 and Year to Date

DUBLIN, Ohio – August 4, 2004 – Dominion Homes (NASDAQ:DHOM) reported net income of $6.6 million for the three months ended June 30, 2004 compared to $8.2 million for the three months ended June 30, 2003, a decrease of 19%. Diluted earnings per share decreased 21% to $0.81 per share for second quarter 2004 compared to $1.02 per share for the same period last year.

Revenues for the second quarter of 2004 increased 6% to $148.2 million from the delivery of 778 homes, compared to $140.0 million from the delivery of 764 homes during the same period the previous year. Revenues increased due to the closing of 14 more homes and the higher average delivery price of homes closed during the second quarter of 2004 compared to the second quarter of 2003. The average delivery price of homes closed during the second quarter of 2004 increased to approximately $187,700 from approximately $179,300 during the second quarter of 2003. Gross profit declined 2% to $32.8 million for the second quarter of 2004 from $33.5 million for the same period a year ago, principally due to increased building material costs. Selling, general and administrative expense for the second quarter of 2004 increased 14% to $20.1 million from $17.6 million for the second quarter of 2003. This increase was primarily due to the Company’s investments in personnel and other expenses related to its plans for growth, including the start-up of its Lexington, Kentucky division and expansion of services offered by its mortgage financing services subsidiary, costs related to testing and documentation required by the Sarbanes-Oxley Act and replacement of its Chief Financial Officer. Based on the second quarter sales results, the Company has slowed its growth plans for opening new communities during 2004, and expects now to increase the number of new communities by 15% to 20%, rather than by 35% as previously announced.

Revenues for the first six months of 2004 increased 8% to $263.9 million from the delivery of 1,412 homes compared to $244.0 million from the delivery of 1,333 homes during the same period the previous year. Gross profit increased 4% to $61.0 million for the first six months of 2004 from $58.4 million in 2003, primarily due to the delivery of 79 more homes during the first six months of 2004 than the first six months of 2003. Selling, general and administrative expense for the first six months of 2004 increased 18% to $38.8 million from $33.0 million for the first six months of 2003. Net income for the first six months of 2004 declined 11% to $11.7 million from $13.1 million for the same period the previous year. Diluted earnings per share decreased 11% to $1.43 per share for the first six months of 2004 compared to $1.61 per share for the same period last year.

As reported on July 12, 2004, the Company sold 510 homes during the three months ended June 30, 2004, representing a sales value of $98.9 million, compared to 904 homes during the same period the previous year, representing a sales value of $161.0 million. The Company sold 1,460 homes during the first six months of 2004, representing a sales value of $275.8 million, compared to 1,767 homes for the first six months of 2003, representing a sales value of $313.1 million. The cancellation rate for the first 6 months of 2004 was 33% compared to 22% in 2003.

The Company had a backlog of 1,067 sales contracts on June 30, 2004, with a sales value of $216.4 million, compared to a backlog of 1,452 sales contracts on June 30, 2003, with a sales value of $269.5 million. The average price of homes in backlog on June 30, 2004 was $202,800 compared to $185,600 on June 30, 2003.

On June 30, 2004 the Company increased its unsecured credit facility from $250 million to $300 million in order to support its growth plans.

The Company will host a conference call on August 5, 2004 at 1:30 p.m. Eastern Time. Interested parties may listen by accessing the Company’s website at www.dominionhomes.com by selecting either the Ohio or Kentucky locations and then selecting “Second Quarter 2004 Analyst’s Conference Call.”

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently over 50 Dominion Homes locations in Central Ohio and Louisville and Lexington, Kentucky. Additional information about the Company and its homes is located on its website.

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except share and per share amounts)

Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues	$148,181	$139,974	$263,853	$243,959
Cost of real estate sold	115,425	106,518	202,849	185,564

Gross profit	32,756	33,456	61,004	58,395
Selling, general and administrative	20,087	17,600	38,797	32,980

Income from operations	12,669	15,856	22,207	25,415
Interest expense	2,178	2,118	3,791	3,746

Income before income taxes	10,491	13,738	18,416	21,669
Provision for income taxes	3,852	5,523	6,739	8,616

Net income	$6,639	$8,215	$11,677	$13,053

Earnings per share
Basic	$0.83	$1.04	$1.47	$1.64

Diluted	$0.81	$1.02	$1.43	$1.61

Weighted average shares outstanding
Basic	7,973,456	7,902,988	7,967,334	7,939,552

Diluted	8,198,251	8,073,706	8,160,487	8,104,219

Consolidated Balance Sheets

	June 30, 2004 (Unaudited)	December 31, 2003
ASSETS

Cash and cash equivalents	$8,479	$5,025
Accounts receivable	5,647	2,533
Real estate inventories	425,203	326,809
Prepaid expenses and other	6,570	7,220
Deferred income taxes	4,247	5,781
Net property and equipment	8,353	8,774

Total assets	$458,499	$356,142

LIABILITIES AND SHAREHOLDERS’ EQUITY

Note payable, banks	$212,625	$129,220
Term debt	9,544	10,958
Other liabilities	56,037	49,903

Total liabilities	278,206	190,081
Total shareholders’ equity	180,293	166,061

Total liabilities and shareholders’ equity	$458,499	$356,142

Lot Inventory as of June 30, 2004

Land Inventory	Finished Lots	Lots Under Development	Unimproved Land Estimated Lots	Total Estimated Lots
Owned by the Company:
Ohio	1,213	2,187	8,001	11,401
Kentucky	298	699	1,780	2,777
Controlled by the Company:
Ohio	—	—	7,637	7,637
Kentucky	—	—	112	112

	1,511	2,886	17,530	21,927

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